Exhibit 99.1

Polypore International, Inc. The Gibson Building 11430 N. Community House Rd, Suite 350 Charlotte, NC 28277 Tel: (704) 587-8886 investorrelations@polypore.net www.polypore.net

PRESS RELEASE

Polypore Reports Third Quarter 2012 Results

•                  Third quarter performance consistent with updated outlook

•                  Long-term growth trends remain positive

•                  Weak economic environment weighing on micro- and consumer electronics

•                  Major capital investment projects nearing completion; transitioning to a period of substantial cash generation in 2013

CHARLOTTE, N.C., October 30, 2012 — Polypore International, Inc. (NYSE: PPO) today reported its financial results for the third quarter ended September 29, 2012.

For the third quarter:

•                  Sales were $177.6 million compared with $190.1 million in the prior-year period. Excluding the effect of foreign currency translation, sales decreased $3.9 million, or 2%.

•                  Segment Operating Income was $33.7 million compared with $46.4 million in the prior-year period. A table showing the reconciliation of Segment Operating Income to income before income taxes is included in this release.

•                  Adjusted Net Income and Adjusted EPS were $17.4 million and $0.37 per diluted share, compared with $25.4 million and $0.54 per diluted share in the prior-year period.  Net income was $14.2 million, or $0.30 per diluted share, compared with $23.6 million, or $0.50 per diluted share, in the prior-year period. A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

“Performance in the third quarter was consistent with the updated outlook we provided in September,” said Robert B. Toth, President and Chief Executive Officer. “While 2012 continues to be a challenging year, particularly due to the sales rates of certain high-content electric drive vehicles and an ongoing weak economic environment, long-term growth trends remain positive.

Given our recent investments, we are well positioned to capitalize on that growth as it occurs and—with the majority of our cash spend for these investments now behind us—we are transitioning into a period of substantial cash generation going forward in 2013.”

For the nine months ended September 29, 2012:

•                  Sales were $537.1 million compared with $572.1 million in the first nine months of 2011. Excluding the effect of foreign currency translation, sales decreased $14.2 million, or 3%.

•                  Segment Operating Income was $118.8 million compared with $151.0 million in the prior-year period.

•                  Adjusted Net Income and Adjusted EPS were $63.6 million and $1.35 per diluted share, compared with $82.7 million and $1.76 per diluted share in the prior-year period.  Net income was $53.5 million, or $1.13 per diluted share, compared with $78.8 million, or $1.67 per diluted share, in the prior-year period. A table showing the reconciliation of Adjusted Net Income and Adjusted EPS to U.S. GAAP amounts is included in this release.

Adjusted EBITDA

Adjusted EBITDA was $47.6 million in the third quarter of 2012 compared with $59.5 million in the third quarter of 2011. Adjusted EBITDA for the twelve months ended September 29, 2012 was $222.8 million.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as defined in Polypore’s senior secured credit agreement, is reconciled to net income in the attached table.

Energy Storage Business

Transportation and Industrial Segment

•                  Sales of lead-acid battery separators were $92.9 million compared with $89.9 million in the prior-year period. Excluding the effect of foreign currency translation, sales increased $7.7 million, or 9%. This increase reflects strong growth in Asia, somewhat offset by ongoing weakness in Europe.

•                  Segment Operating Income was $19.1 million and 21% of sales, compared with $21.0 million and 23% of sales for the prior-year period, due to the costs of exporting from U.S. and European facilities to meet growing demand in Asia and the costs associated with our growth investments in Asia.

Electronics and Electric Drive Vehicles (“EDVs”) Segment

•                  Sales of lithium battery separators were $43.5 million compared with $56.1 million in the prior-year period, primarily due to economic weakness in consumer electronics applications and a decline in EDV sales.

•      Segment Operating Income was $10.5 million and 24% of sales, compared with $26.5 million and 47% of sales for the prior-year period. The decrease was primarily due to the costs associated with recent manufacturing capacity expansions, the lack of operating leverage from lower sales, and customer/product mix.

Separations Media Segment

Sales were $41.2 million compared with $44.1 million in the prior-year period. Excluding the effect of foreign currency translation, sales increased $1.0 million, or 2%.

•                  Sales of healthcare products were $26.0 million compared with $28.0 million in the prior-year period, primarily reflecting the negative effect of foreign currency translation. As expected, the customers affected by the earthquakes in Italy resumed production by quarter end.

•                  Sales of filtration and specialty products were $15.2 million compared with $16.1 million in the prior-year period, reflecting economic weakness in microelectronics and the negative effect of foreign currency translation.

•                  Segment Operating Income was $9.7 million and 24% of sales, compared with $9.2 million and 21% of sales in the prior-year period. The increase was primarily due to production timing and product mix.

Outlook

Toth added: “While the weak macroeconomic environment will continue to impact portions of our business, we expect overall fourth quarter performance to improve over the third quarter, with Adjusted EPS at the low end of the low-50-cent to low-60-cent range that we previously provided. At the end of the third quarter, our healthcare customers in Italy resumed production; and, in the lead-acid separator business, we saw initial orders for the battery build season in preparation for the winter months. In addition to the continuation of those trends, our fourth quarter outlook premises the startup of certain high-content EDV facilities anticipated late in the quarter and no further weakening of the consumer electronics market due to macroeconomic factors.”

Conference Call

Polypore International, Inc. will hold a conference call to discuss the Company’s third quarter 2012 financial results and business outlook today, Tuesday, October 30, 2012, at 4:45 p.m. Eastern time. The number to call for this interactive teleconference is (719) 457-1036. Enter code 6982499. A replay of the conference call will be available through November 6, 2012, via telephone at (719) 457-0820. Enter code 6982499. The call will also be webcast live and archived for 30 days in the Investor Relations section of the Company’s website at http://investor.polypore.net/.

In addition, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission with Supplemental Financial Information that is located on the Company’s website.

CONTACT:

Polypore International, Inc.
Investor Relations
(704) 587-8886
investorrelations@polypore.net

Non-GAAP Supplemental Information

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS (earnings per share) are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results.  Adjusted EBITDA is defined in our credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, stock-based compensation and other non-cash or non-recurring charges.

We define Adjusted Net Income as income from continuing operations excluding certain items.  We define Adjusted EPS as Adjusted Net Income divided by the number of diluted shares of common stock outstanding.  The adjustments used in calculating Adjusted Net Income and Adjusted EPS are consistent with the adjustments used in calculating Adjusted EBITDA, as defined in our credit agreement.

For more information regarding the computation of Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, the reconciliation of Adjusted EBITDA to net income, Adjusted Net Income to net income and Adjusted EPS to earnings per share, please see the attached financial tables.

We present these non-GAAP financial measures because we believe that they are useful indicators of our operating performance and facilitate the comparison of results between periods.  Adjusted EBITDA is a measure used in calculating covenant compliance under the terms of our credit agreement. We also use Adjusted EBITDA to review and assess our operating performance in connection with employee incentive programs and the preparation of our annual budget and financial projections.  Adjusted Net Income and Adjusted EPS exclude amounts we do not consider part of our ongoing operating results when assessing performance and are calculated consistent with the calculation of Adjusted EBITDA.

Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, cash flows from operating activities or other measures of performance determined in accordance with GAAP.  In addition, our calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: the highly competitive nature of the markets in which we sell our products; the failure to continue to develop innovative products; the loss of our customers; the vertical integration by our customers of the production of our products into their own manufacturing process; increases in prices for raw materials or the loss of key supplier contracts; our substantial indebtedness; interest rate risk related to our variable rate indebtedness; our inability to generate cash; restrictions related to the senior secured credit agreement; employee slowdowns, strikes or similar actions; product liability claims exposure; risks in connection with our operations outside the United States, including compliance with applicable anti-corruption laws; the incurrence of substantial costs to comply with, or as a result of violations of, or liabilities under, environmental laws; the failure to protect our intellectual property; the loss of senior management; the incurrence of additional debt, contingent liabilities and expenses in connection with future acquisitions; the failure to effectively integrate newly acquired operations; the absence of expected returns from the intangible assets we have recorded; the adverse impact from legal proceedings on our financial condition; and natural disasters, epidemics, terrorist acts and other events beyond our control. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Polypore expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Polypore’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Polypore International, Inc.

Condensed consolidated statements of income

(unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net sales	$177.6	$190.1	$537.1	$572.1
Cost of goods sold	118.4	113.2	336.6	328.2
Gross profit	59.2	76.9	200.5	243.9
Selling, general and administrative expenses	29.5	33.1	95.5	98.1
Operating income	29.7	43.8	105.0	145.8
Other (income) expense:
Interest expense, net	9.5	8.5	26.4	25.9
Foreign currency and other	0.7	(0.4)	(0.8)	0.4
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	2.5	—
	10.2	8.1	28.1	26.3
Income before income taxes	19.5	35.7	76.9	119.5
Income taxes	5.3	12.1	23.4	40.7
Net income	$14.2	$23.6	$53.5	$78.8

Net income per share - basic	$0.31	$0.51	$1.15	$1.71

Net income per share - diluted	$0.30	$0.50	$1.13	$1.67

Weighted average shares outstanding - basic	46,550,852	46,434,965	46,527,292	46,079,584
Weighted average shares outstanding - diluted	47,211,245	47,215,037	47,211,168	47,050,245

Polypore International, Inc.

Condensed consolidated balance sheets

(in millions)

	September 29, 2012	December 31, 2011 (a)
Assets:
Cash and cash equivalents	$52.6	$92.6
Accounts receivable, net	128.1	134.0
Inventories	118.4	90.4
Other	26.0	24.8
Current assets	325.1	341.8

Property, plant and equipment, net	630.2	527.8
Goodwill	469.3	469.3
Intangibles and loan acquisition costs, net	125.1	133.6
Other	8.4	9.4
Total assets	$1,558.1	$1,481.9

Liabilities and shareholders’ equity:
Accounts payable and accrued liabilities	$86.9	$96.2
Income taxes payable	—	5.9
Current portion of debt	65.0	3.7
Current liabilities	151.9	105.8

Debt, less current portion	646.3	705.8
Other	192.0	170.9
Shareholders’ equity	567.9	499.4
Total liabilities and shareholders’ equity	$1,558.1	$1,481.9

(a) Derived from audited consolidated financial statements.

Polypore International, Inc.

Condensed consolidated statements of cash flows

(unaudited, in millions)

	Nine Months Ended
	September 29, 2012	October 1, 2011
Operating activities:
Net income	$53.5	$78.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	41.4	37.7
Stock-based compensation	12.3	4.6
Deferred income taxes	10.0	22.8
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	2.5	—
Other	3.1	1.8
Changes in operating assets and liabilities	(36.2)	(23.5)
Net cash provided by operating activities	86.6	122.2
Investing activities:
Purchases of property, plant and equipment, net	(123.7)	(111.3)
Net cash used in investing activities	(123.7)	(111.3)
Financing activities:
Proceeds from new senior credit agreement	350.0	—
Principal payments in connection with refinancing of senior credit agreement	(342.3)	—
Principal payments on debt	(4.7)	(3.6)
Loan acquisition costs	(6.2)	(0.6)
Proceeds from stock option exercises	0.6	6.6
Other	(0.3)	0.5
Net cash provided by (used in) financing activities	(2.9)	2.9
Effect of exchange rate changes on cash and cash equivalents	—	0.4
Net increase (decrease) in cash and cash equivalents	(40.0)	14.2
Cash and cash equivalents at beginning of period	92.6	90.0
Cash and cash equivalents at end of period	$52.6	$104.2

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted EBITDA

(unaudited, in millions)

	Three Months Ended		Twelve Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net income	$14.2	$23.6	$79.9	$96.5
Add:
Depreciation and amortization expense	13.9	13.1	55.0	49.5
Interest expense, net	9.5	8.5	35.0	37.2
Income taxes	5.3	12.1	34.5	49.7
EBITDA	42.9	57.3	204.4	232.9
Adjustments:
Stock-based compensation	3.9	2.5	17.1	5.2
Foreign currency (gain) loss	0.8	(0.4)	(2.5)	(0.1)
Loss on disposal of property, plant and equipment	—	—	1.1	1.2
Costs related to the FTC litigation	0.1	0.1	0.2	0.9
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	2.5	—
Costs related to purchase of 8.75% senior subordinated notes	—	—	—	2.3
Other non-cash or non-recurring items	(0.1)	—	—	(0.2)
Adjusted EBITDA	$47.6	$59.5	$222.8	$242.2

Polypore International, Inc.

Supplemental Information

Reconciliation of Adjusted Net Income and Adjusted EPS

(unaudited)

(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Net income	$14.2	$23.6	$53.5	$78.8
Adjustments:
Stock-based compensation	3.9	2.5	12.3	4.6
Foreign currency (gain) loss	0.8	(0.4)	(0.2)	0.4
Loss on disposal of property, plant and equipment	—	—	1.0	0.2
Costs related to the FTC litigation	0.1	0.1	0.4	0.6
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	2.5	—
Other non-cash or non-recurring items	—	—	0.1	(0.2)
Impact of adjustments on income taxes	(1.6)	(0.4)	(6.0)	(1.7)
Adjusted net income	$17.4	$25.4	$63.6	$82.7

Net income per share - diluted	$0.30	$0.50	$1.13	$1.67
Impact of adjustments on net income per share	0.07	0.04	0.22	0.09
Adjusted earnings per share - diluted	$0.37	$0.54	$1.35	$1.76

Weighted average shares outstanding - diluted	47,211,245	47,215,037	47,211,168	47,050,245

Polypore International, Inc.

Supplemental Information

Reconciliation of Segment Operating Income to Income Before Income Taxes

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Operating income:
Electronics and EDVs	$10.5	$26.5	$41.8	$68.7
Transportation and industrial	19.1	21.0	60.8	73.6
Energy storage	29.6	47.5	102.6	142.3
Separations media	9.7	9.2	36.5	41.1
Corporate and other	(5.6)	(10.3)	(20.3)	(32.4)
Segment operating income	33.7	46.4	118.8	151.0
Stock-based compensation	3.9	2.5	12.3	4.6
Non-recurring and other costs	0.1	0.1	1.5	0.6
Total operating income	29.7	43.8	105.0	145.8
Reconciling items:
Interest expense, net	9.5	8.5	26.4	25.9
Foreign currency and other	0.7	(0.4)	(0.8)	0.4
Write-off of loan acquisition costs associated with refinancing of senior credit agreement	—	—	2.5	—
Income before income taxes	$19.5	$35.7	$76.9	$119.5